EXHIBIT 10.45

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is made by and between Bright Mountain Media, Inc. (the “Company”), a Florida corporation, and Matthew Drinkwater (the “Executive”) (each, a “Party,” and together with the Company, the “Parties”). The Parties acknowledge and agree that this Agreement shall become effective on December 1, 2024 (the “Effective Date”).

WHEREAS, the Parties previously entered into an Executive Employment Agreement effective December 1, 2021 and ending on December 1, 2024 (the “2021 Agreement”);

WHEREAS, the Company wishes to continue to employ the Executive as the Chief Executive Officer (“CEO”) and the Executive wishes to continue in such full-time employment as CEO in accordance with the provisions hereinafter set forth;

WHEREAS the Parties agree that beginning on the Effective Date, this Agreement shall replace the 2021 Agreement, which shall have no further force or effect;

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions contained in this Agreement, the Company and the Executive agree as follows:

1.
Employment. Subject to the terms and conditions set forth herein, the Company agrees to employ the Executive, and the Executive accepts such continued employment, on a full-time basis as the Company’s CEO. The Executive acknowledges and agrees that he was provided with this Agreement at least ten (10) business days before the Effective Date.
2.
Term. The initial term of this Agreement and the Executive’s employment hereunder shall commence on the Effective Date and continue for three (3) years, expiring on the three (3) year anniversary of the Effective Date (the “Initial Term”). On each successive anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one (1) year periods (each a “Renewal Term”), provided, however, that either Party hereto may elect not to renew and extend the Agreement by giving written notice to the other Party at least one-hundred twenty (120) days prior to such anniversary date. Notwithstanding the foregoing, this Agreement and the Executive’s employment hereunder may be earlier terminated in accordance with Section 26. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”
3.
Duties and Responsibilities of the Executive. During the Employment Term, the Executive shall serve the Company on a full-time basis as its CEO, subject to the direction of the Board of Directors of the Company (the “Board”). As CEO, the Executive shall perform such duties and responsibilities on behalf of the Company as are appropriate to the Executive’s position and such other related duties as may reasonably be designated from time to time.
4.
Commitment to Company; Outside Activities.
(a)
The Executive agrees to (i) devote all necessary working time required of the Executive’s position, (ii) devote the Executive’s best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform the Executive’s obligations under this Agreement. During the Employment Term, the Executive shall not render services to any other entity, regardless of whether Executive receives compensation, without the prior written consent of the Board; the Executive may, however, (i) engage in community, charitable, and educational activities, (ii) manage the Executive’s personal investments, and (iii) with the prior written consent of the Board, serve on corporate boards or committees, provided that such activities do not conflict or interfere with the performance of the Executive’s obligations under this Agreement or conflict or compete with the interests of the Company.

(b)
The Executive represents that the execution of this Agreement, and the performance of the Executive’s obligations hereunder, do not and will not violate or conflict with the provisions of any other agreement to which the Executive is a party or to which the Executive is bound. By signing this Agreement, the Executive represents that the Executive has disclosed to the Company any prior agreements that could affect the Executive’s performance of his obligations hereunder to the extent permitted by any prior agreements to disclose the same.
5.
Base Salary. During the Employment Term, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Base Salary shall be paid less all legally required and voluntarily authorized deductions. Beginning with the Effective Date, the Executive’s Base Salary shall be paid at an annualized rate of $400,000, which rate may be increased during the Employment Term in the sole discretion of the Company.
6.
Annual Bonus. During the Employment Term, the Executive may be eligible to receive an annual bonus (the “Annual Bonus”) in accordance with plans developed by the Company. It is understood and agreed that the bonus target, payment amount, date of payment, and all other terms related to the Annual Bonus will be determined pursuant to any applicable plans and by the Board in its sole reasonable discretion. The current Annual Bonus targets are attached as Exhibit B. The Annual Bonus, if any, will be paid in a single lump sum cash payment, subject to the Executive’s continued employment with the Company through the payment date, except in the event of a termination by the Company without Cause or a termination by non-renewal by the Company of this Agreement.
7.
Stock Options. The Company will grant to the Executive options to purchase 125,000 shares of the Company’s common stock subject to the Company’s Stock Option Plan and the Executive’s Stock Option Grant, which will vest at a rate of 25% per year beginning December 1, 2025, with 25% vesting on December 1, 2025, and an additional 25% vesting on each December 1 thereafter until fully vested. The exercise price per share shall be no less than the fair market value of the Company’s common stock on the date of grant.
8.
Benefits. Subject to the Executive’s payment of any contribution required of executive employees generally and the terms and conditions of applicable benefit plans and programs, the Executive will be eligible to participate during the Employment Term in any and all employee benefit plans made generally available to other similarly situated employees of the

.Company, as in effect from time to time, except to the extent such plans are duplicative of a category of benefits otherwise provided to the Executive under this Agreement. Such participation by the Executive and/or the Executive’s eligibility for any available benefits shall be subject to: (a) the terms of the applicable plan documents; (b) generally applicable policies of the Company; and (c) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. In addition to the Executive’s participation in Company’s employee benefit plans made generally available to other executive employees of the Company, the Executive shall be entitled to the following benefits, subject to the Executive’s compliance with the terms of this Agreement, the terms and conditions of all applicable plans, and all other obligations to the Company:

(a)
Paid Time Off. During the Employment Term, Executive is eligible to receive vacation leave, to be taken in accordance with the procedures established in the Company’s employee manual.

(b)
Business Expenses. During the Employment Term, the Company will reimburse Executive for all approved business expenses incurred by Executive in the performance of his duties under this Agreement in accordance with the policies and procedures of the Company.
9.
Confidential Information. The Executive acknowledges and agrees that, during the course of the Executive’s employment with the Company, the Executive will have access to and be provided with the Company’s Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information or material that has not been made generally available to the public, such as: (a) corporate information, including goodwill, plans, strategies, methods, policies, internal and electronic mail communications and other correspondence, resolutions, negotiations, or litigation; (b) marketing information, including strategies, methods, customer, vendor, or business partner identities or other information about customers, vendors, business partners, prospect identities, or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data, and price lists; (d) operational, technological, and scientific information, including plans, specifications, manuals, forms, templates, software, testing data and strategies, clinical and other research, studies, and data, marketing information and data, development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other Developments (as defined below), know-how, and Trade Secrets (as defined in Section 10 below); and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations, compensation information, and termination arrangements or documents. Confidential Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties. Further, Confidential Information includes any “confidential information” or “trade secrets” recognized under any local, state, or federal law.
10.
Trade Secrets. “Trade Secrets” means any scientific or technical information, design, process, procedure, formula, pattern, device or compilation of information or improvement which is used in the Company, which gives the Company an economic advantage over its competitors, which is not known to the Company’s competitors, and which the Company treats as confidential. Trade Secrets shall include, without limitation and without regard to form, any formula, pattern, business data compilation, program, device, method, technique, design, diagram, drawing, invention, plan, procedure, prototype or process that (a) relates to the services by the Company; (b) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (c) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Excluded from the definition of Trade Secrets is any trade secret that the Executive possessed prior to and unrelated to his employment with the Company.

11.
Recognition of Company’s Rights. The Executive will not, at any time during the Employment Term or any time thereafter, without the Company’s prior written permission, either during or after the Executive’s employment, disclose any Confidential Information to anyone outside of the Company, or use or permit to be used any Confidential Information for any purpose other than the performance of the Executive’s duties as an employee of the Company. The Executive will cooperate with the Company and use the Executive’s best efforts to prevent the unauthorized disclosure of all Confidential Information. Nothing in this Section is intended to limit or prohibit any disclosure permitted under applicable law.
12.
Rights of Others. The Executive understands that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of confidential or proprietary information. The Executive agrees to be bound by the terms of such agreements in the event the Executive has access to such confidential and proprietary information. The Executive understands that the Company strictly prohibits the Executive from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with the Executive’s employment. In addition, the Executive agrees not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces. The Executive acknowledges and agrees that the Company has instructed the Executive, through this Section, that it does not want any information from any previous employer and that the Executive is not to use or disclose any such information in connection with the Executive’s employment with the Company.
13.
Developments. The Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by the Executive (alone or jointly with others) or under the Executive’s direction during the Employment Term. The Executive acknowledges that all work performed by the Executive is on a “work for hire” basis, and the Executive hereby assigns and transfers and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all right, title and interest in and to all Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to the Executive by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

This Agreement does not obligate the Executive to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on the Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of the Executive’s employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, the Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. The Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to any moral rights or other special rights that the Executive may have or accrue in any Company- Related Developments.

To preclude any possible uncertainty, if there are any Developments that the Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of the Executive’s Employment Term with the Company that the Executive considers to be the Executive’s property or the property of third parties and that the Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”), the Executive has set forth on Exhibit A attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause the Executive to violate any prior confidentiality agreement, the Executive understands that he is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which the Executive is named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), the Executive has also listed those Other Patent Rights on Exhibit A. If no such disclosure is attached, the Executive represents that there are no Prior Inventions or Other Patent Rights.

14.
Documents and Other Materials. The Executive will keep and maintain adequate and current records of all Confidential Information and Company-Related Developments developed by the Executive during the Employment Term, which records will be available to and remain the sole property of the Company at all times. All files, letters, notes, memoranda, communications, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Confidential Information, whether created by the Executive or others, which come into the Executive’s custody or possession, are the exclusive property of the Company to be used by the Executive only in the performance of the Executive’s duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks, and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of the Executive’s employment for any reason, the Executive will immediately deliver to the Company all Company property and equipment in the Executive’s possession, custody or control, including all files, letters, notes, memoranda, communications, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Confidential Information, and other materials of any nature pertaining to the Confidential Information of the Company, and will not take or keep in the Executive’s possession any of the foregoing or any copies.

15.
Enforcement of Intellectual Property Rights. The Executive will cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of Intellectual Property Rights in Company-Related Developments. The Executive will sign, both during and after his employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable to protect its rights and interests in any Company-Related Development or Intellectual Property Rights therein. If the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company as the Executive’s agent and attorney-in-fact to execute any such papers on the Executive’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development, including any Intellectual Property Rights therein.
16.
Defend Trade Secrets Act of 2016. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) where the disclosure is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended to preclude or limit such federal laws.
17.
Conflicts of Interest. The Executive acknowledges and agrees that he shall not use the Company’s resources, equipment, property, or information for any purpose other than in relation to performance of the Executive’s duties for the Company. The Executive will advise the Board at such time as any activity of either the Company or another business presents the Executive with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. The Executive acknowledges and agrees that it is the Executive’s sole responsibility to affirmatively raise, and seek approval and/or waiver of, any actual or potential conflict of interest. The Executive agrees to take whatever reasonable action is requested of the Executive by the Company to resolve any conflict or appearance of conflict which it finds to exist.

18.
Return of Company Property and Information. Upon the earlier of (i) a request by the Company at any time, or (ii) termination of the Executive’s employment for any reason, the Executive will immediately return to the Company’s Chief Human Resources Officer all documents, property, equipment, devices, and information, the Executive received or obtained, directly or indirectly, through the Executive’s employment with the Company, and all copies and other tangible embodiments thereof, regardless of whether the Executive considers any such information or property to be confidential and/or proprietary. The Executive agrees to affirm his compliance with this provision in writing upon request from the Company.
19.
Non-Solicitation. The Executive acknowledges that but for the Executive’s employment with the Company, the Executive would not have had access to, or possess information regarding the Company’s customers, suppliers, consultants, vendors or leads for and Potential Customers (defined to mean those with which the Company has expended dedicated resources to secure), suppliers, vendors or employees. The Executive agrees that during the Employment Term and a period of twenty-four (24) months after the cessation of the Executive’s employment for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, solicit on the Executive’s behalf or on behalf of any of the Company’s competitors or potential competitors, or directly or indirectly, assist any of the Company’s competitors or potential competitors in soliciting: (a) any current customer as of the date of termination of Executive’s employment with the Company, with which the Executive had contact or access to Confidential Information about during the final twelve months of the Executive’s employment with the Company; (b) any lead or Potential Customer as of the date of termination of the Executive’s employment with the Company about which the Executive learned or contacted or to which the Executive was given access during the last year of the Executive’s employment with the Company; (c) any employees or contractors of the Company to leave the employ or in any other way modify or alter their respective employment or business relationship with the Company; or (d) any vendors or suppliers with whom the Company conducts business or planned to conduct business during the final twelve months of the Executive’s employment with the Company. The Executive further shall not induce or attempt to induce any customer or Potential Customer, supplier, consultant, vendor, or other person or entity with whom the Company has done business or sought to do business within the last twelve (12) months to cease, limit, or reduce business with the Company, or in any way interfere with the existing or prospective business relationship between any such person or entity and the Company. The prohibition in this Section shall not restrict the Executive’s ability to communicate with a customer or a Potential Customer of the Company wholly unrelated to and not competitive with the nature of the Company’s business, Confidential Information and Trade Secrets.
20.
Non-Competition. The Executive acknowledges and agrees that the Company is engaged in a highly competitive business, and by virtue of the Executive’s senior position and responsibilities, and his access to Confidential Information, his engaging in any business which is directly or indirectly competitive with the Company will cause the Company immediate and irreparable harm. Therefore, the Executive covenants and agrees that, during the Employment Term and for a period of twelve (12) months from the date of cessation of the Executive’s employment or (ii) two (2) years following after the cessation of the Executive’s employment if the Executive breaches his fiduciary duty to the Company (the “Non-Compete Period”), the Executive will not, within the geographic areas in which the Executive, during any time within the last two (2) years of employment, provided services or had a material presence or influence, except as expressly authorized or directed by the Company in writing:
(a)
directly or indirectly engage in the provision or sale of any products or services which compete with the Company’s products and services (i) then offered by the Company, or

(ii) which the Executive knows the Company plans to offer (together, “Competitive Products and Services”);

(b)
engage in employment or business activities in any capacity identical with or substantially similar to the capacity or capacities in which the Executive was employed by the Company within the last two (2) years of the Executive’s employment with the Company, if such employment or activities involve the development, creation, marketing, sale, service or provision of Competitive Products and Services anywhere within the geographic territory in which the Executive provided services or had duties or responsibilities for the Company within the last two

(2) years of the Executive’s employment with the Company; or

(c)
own, manage, operate, control, finance, or engage in a joint venture with, any business or activity that competes with the Company or its affiliates as of the termination date, unless the Executive obtains the prior written authorization of the Company.
(d)
During the Non-Compete Period, the Company shall make payments to the Executive for the post-employment portion of the Non-Compete Period (but for not more than twelve (12) months following the end of the Executive’s employment) at the rate of fifty percent (50%) of the highest annualized Base Salary paid to the Executive by the Company within the two (2) year period preceding the last day of the Executive’s employment.

Nothing herein shall be deemed to prohibit activities that are not competitive, or in support of business activities that compete, with the Competitive Products and Services, including the Executive’s passive ownership of not more than 1% of the publicly traded securities of any such entity. The Executive acknowledges that this non-competition restriction is reasonable and necessary for the Company to protect its interests, and the Executive agrees that the restriction is reasonable in scope and duration. For the avoidance of any doubt, this Section does not restrict, prohibit, or interfere with the Executive’s ongoing and concurrent employment with the Company. The post-employment restrictions in this Section 20 shall not apply if the Company: (i) terminates the Executive’s employment without Cause pursuant to Section 26(d)); (ii) terminates the Executive’s employment by non-renewal of this Agreement as described in Section 26(f); or (iii) provides a written waiver of the restrictions set forth in this Section 20.

21.
Equitable Tolling. Subject to the terms of Sections 19 and 20, the Executive acknowledges and agrees that the period applicable to the covenants set forth in Sections 19 and 20 shall be automatically extended by any length of time during which the Executive is in breach of the corresponding covenant, and the provisions of this Agreement shall continue in full force and effect through the duration of the extended period(s).
22.
Notification Obligations. Until the conclusion of the Restricted Period, the Executive shall give written notice to the Company of each new business activity which the Executive plans to undertake, at least ten (10) calendar days prior to beginning any such activity. Such notice shall state the name and address of the individual or entity for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such individual or entity. The Executive shall provide the Company with other pertinent information concerning such business activity as the Company may reasonably request to determine the Executive’s continued compliance with the Executive’s obligations under this Agreement.
23.
Disclosures During Restricted Period. During the Restricted Period, the Executive agrees to provide a copy of Sections 19 and 20 of this Agreement to any person or entity with whom the Executive may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period.
24.
Reasonableness of Restrictions. The Executive acknowledges that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 19 and 20 hereof. The Executive acknowledges and agrees that the restraints are necessary to protect important interests of the Company, and that each and every one of the restraints is reasonable with respect to subject matter, length of time and geographic area. The Parties further agree that, if any provision of this Agreement, including Sections 19 and 20, shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be modified to permit its enforcement to the maximum extent permitted by applicable law. To the extent a court determines that such Sections are unenforceable, the Parties agree that a court may re-write the offending language so as to cure the unenforceable provision, and/or that the Parties will re-write the offending language so as to cure the unenforceable provision, and the Executive shall execute any such agreement without additional consideration.
25.
Injunctive Relief. The Executive acknowledges and agrees that, were the Executive to breach any of the covenants contained in Sections 9, 10, 19 and 20 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without the requirement of posting a bond or any similar requirement.
26.
Termination. Notwithstanding the provisions of Section 2, the Executive’s employment shall terminate under the following circumstances:

(a)
Automatic Termination. In the event of the Executive’s death during the Employment Term, this Agreement and the Executive’s employment hereunder shall immediately and automatically terminate.
(b)
Disability. In the event that the Executive suffers a mental or physical impairment, incapacity, or disability which would cause him or her to be unable to perform the essential functions of his job with or without reasonable accommodation for a period of one hundred and twenty (120) consecutive days (including weekends and holidays), or for one hundred and eighty (180) total days (including weekends and holidays) in any calendar year, the Executive’s employment shall be subject to termination upon ten (10) days’ written notice. The Executive (and/or the Executive’s representative) shall cooperate in all respects with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company, and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company).
(c)
Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. “Cause”, as reasonably determined by the Company, shall include: (i) the Executive’s material insubordination; (ii) the Executive’s intentional material breach of this Agreement, provided that the Executive has first been given written notice describing such breach in reasonable detail, and within thirty (30) days he has not remedied the same; (iii) any intentional act or omission by the Executive outside the scope of the Executive’s duties which materially injures, or is likely to materially injure, the Company or the business reputation of the Company; (iv) the Executive’s dishonesty, fraud, malfeasance, gross negligence or misconduct in the performance of his duties hereunder; (v) the Executive’s failure to (a) adequately perform his duties under this Agreement, (b) follow the reasonable direction of the Board, (c) abide by the policies, procedures, and rules of the Company, or (d) abide by laws applicable to the Executive in his capacity as an employee, executive, or officer of the Company, provided that the Executive has first been given written notice describing such conduct in reasonable detail, and within thirty (30) days he has not remedied the same; (vi) the Executive’s indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude and (vii) the Executive’s abuse of alcohol or his use or being under the influence of any illegal drug or the Executive’s illegal purchase, sale, possession, or other transfer of drugs while performing duties for the Company or while otherwise on the premises of the Company or any premises associated with the Company.
(d)
Termination by the Company without Cause. The Company may terminate this Agreement and the Executive’s employment hereunder at any time without Cause upon written notice to the Executive. To the extent possible under the circumstances, the Company will provide at least ninety (90) days’ written notice, or as much notice as is practicable. In the event of such termination, the Executive’s employment will terminate as of the date specified in the Company’s written notice to the Executive.
(e)
Termination by the Executive for Good Reason. The Executive may terminate this Agreement and his employment by written notice to the Company given not more than thirty (30) days after the occurrence to the event constituting Good Reason. Such notice shall state an effective date no earlier than thirty (30) days after the date it is given. The Company shall have thirty (30) days from receipt of such notice within which to cure the reasons set forth in such notice. If not timely cured, termination by the Executive of this Agreement and his employment shall be treated as termination by the Company without Cause for purposes of this Agreement. For purposes of this Agreement, Good Reason shall mean: (i) a material reduction in the Executive’s title, position, duties or responsibilities or a change in reporting structure such that Executive ceases to report directly to the Board; (ii) a reduction (excluding any reduction of up to five (5%) that is applied across the Company’s senior management group) in the Executive’s Base Salary; (iii) the failure by the Company to make any payment due hereunder or to comply with any of the other material provisions of this Agreement; or (iv) the Company requires Executive to relocate to an office more than fifty (50) miles from the Executive’s place of residence as of the Effective Date.
(f)
Termination by the Executive without Good Reason. The Executive may terminate this Agreement and the Executive’s employment hereunder at any time without Good Reason upon ninety (90) days’ written notice to the Company, in accordance with the notice procedures set forth in Section 47 hereof.
(g)
Termination by Non-Renewal of the Agreement. As set forth in Section 2, either Party hereto may elect not to renew the Agreement by giving written notice to the other Party at least one hundred and twenty (120) days prior to expiration of the Initial Term or any Renewal Term of the Agreement.
(h)
Resignation as Officer. Except as otherwise agreed to between the Company and the Executive, effective as of the date of termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company. At the Company’s request, the Executive shall execute and deliver such documentation as the Company may prescribe in order to effectuate such resignation(s).
27.
Consequences of Termination.
(a)
Death. In the event that the Executive’s employment and the Employment Term end on account of the Executive’s death, the Executive’s estate shall be entitled to the following:
(i)
any earned and unpaid Base Salary through the date of termination;
(ii)
reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iii)
all other accrued and vested payments, benefits, or fringe benefits to which the Executive is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program, or arrangement of the

Company (collectively, Sections 27(a)(i)-(iii) shall hereafter be referred to as “Accrued Benefits”);

(b)
Disability. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s disability as set forth in Section 26(b) of this Agreement, the Company shall pay or provide the Executive with the Accrued Benefits.
(c)
Termination by Company for Cause. If the Executive’s employment is terminated by the Company for Cause, the Company shall pay the Executive only the Accrued Benefits.
(d)
Termination by the Company without Cause. If the Executive’s employment is terminated by the Company without Cause, the Company shall pay the Executive (i) the Accrued Benefits; (ii) any earned but unpaid Annual Bonus provided the Executive is entitled to such bonus as of the date of termination of the Executive’s employment, subject to the terms of this Agreement and any bonus plan (but without being required to be employed through the payment date); and (iii) the Severance Benefit, as defined in and subject to the terms of Section 28 of this Agreement. For purpose of Section 27(d)(ii), the Annual Bonus shall be paid at the same time and in the same form as other annual bonuses are paid to similarly situated executives of the Company, but in no event later than March 15th of the calendar year following the calendar in which the Executive’s termination by the Company without Cause occurred.
(e)
Termination by Non-Renewal by the Executive of this Agreement. If the Executive’s employment and the Employment Term ends because of Executive’s non- renewal of this Agreement pursuant to Section 2, the Company shall pay the Executive only the Accrued Benefits.
(f)
Termination by Non-Renewal by the Company of this Agreement. If the Executive’s employment and the Employment Term ends because of Company’s non- renewal of this Agreement pursuant to Section 2, the Company shall pay the Executive (i) the Accrued Benefits; (ii) any earned but unpaid Annual Bonus provided the Executive is entitled to such bonus as of the date of termination of the Executive’s employment, subject to the terms of this Agreement and any incentive or bonus plan (but without being required to be employed through the payment date); and (iii) the Severance Benefit, as defined in and subject to the terms of Section 28 of this Agreement. For purpose of Section 27(f)(ii), the Annual Bonus shall be paid at the same time and in the same form as other annual bonuses are paid to similarly situated executives of the Company, but in no event later than March 15th of the calendar year following the calendar in which the Executive’s termination by the Company without Cause occurred.
28.
Severance Benefit.
(a)
If the Executive is entitled to severance pursuant to the terms of this Agreement during the first year of the Initial Term, the Company shall pay to the Executive one hundred and fifty percent (150%) of his monthly Base Salary in effect as of the termination date for a period of twelve (12) months and if the Executive is entitled to severance pursuant to the terms of this Agreement in the second year of the Initial Term, the Company shall pay to the Executive one hundred and twenty-five percent (125%) of his monthly Base Salary in effect as of the termination date for a period of twelve (12) months (collectively “Enhanced Severance”). If Executive is entitled to severance pursuant to the terms of this Agreement after the second year of the Initial Term, the Company shall pay the Executive an amount equal to his monthly Base Salary in effect as of the termination date for a period of twelve (12) months (the “Standard Severance”, the Enhanced Severance, and the Change of Control Severance, as defined in Section 28(b) below, shall collectively be referred to as the “Severance Benefit”).

(b)
If, within three (3) months before or one (1) year following a Change in Control, (which shall be defined as change in ownership of, or change in the ownership of a substantial portion of the assets of, Company in accordance with Treasury Regulation Sections 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii)) the Executive is entitled to severance pursuant to the terms of this Agreement, then in lieu of the Standard Severance or Enhanced Severance in Section 28(a), the Company shall pay to the Executive an amount equal to hundred and fifty percent (150%) of his monthly Base Salary in effect as of the termination date for a period of twelve (12) months (the “Change in Control Severance”).
(c)
As a condition precedent to any Company obligation to the Executive pursuant to Section 28(a) or 28(b), the Executive shall, within sixty (60) days following his last day of employment with the Company (the full sixty (60) day period being the “Release Period”), execute, and not revoke within the applicable revocation period which ends prior to the end of the Release Period, and provide the Company with, a valid, executed general release substantially in the form and substance reasonably acceptable by the Company at the time of his termination. The Company shall pay such Severance Benefit, subject to this Section 28(c) and Section 32, in substantially equal installments pursuant to the Company’s standard payroll schedule and practices for a period of months equal to the number of months of Base Salary in the Severance Benefit, commencing with the first payroll cycle following the expiration of the full Release Period (as defined below). Such severance pay shall be subject to all standard deductions and withholdings.
29.
Effect of Termination. The Executive acknowledges and agrees that certain provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purpose of such provisions, including without limitation, the Executive’s obligations pursuant to Sections 9-20 hereof. Likewise, upon termination, the Executive shall no longer have the right to be identified as an employee of the Company.
30.
Cooperation following Termination. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive will cooperate fully with the Company, upon request, in relation to the Company’s defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters which occurred during the Executive’s employment by the Company. This continuing duty of cooperation shall include the Executive being available to the Company, upon reasonable notice for depositions, interviews, and appearances as a witness, and furnishing information to the Company and its legal counsel upon request. The Company will reimburse the Executive for all documented reasonable out-of- pocket expenses necessarily incurred because of such cooperation. Severance, if otherwise payable to the Executive under this Agreement, shall terminate in the event of the Executive’s failure to cooperate as required under this Section.

31.
Entire Agreement. Except for Company’s Stock Option Plan and Executive’s Stock Option Grant, this Agreement sets forth the entire agreement between the Company and the Executive and, on the Effective Date, supersedes any and all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment and all matters related thereto.
32.
Section 409A. The Parties hereby agree that it is their intention that all payments or benefits provided under this Agreement be exempt from, or if not so exempt, comply with, Section 409A of the Code, and this Agreement shall be interpreted accordingly. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 28 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive installment payments pursuant to Section 28 shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in- kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the number of in-kind benefits provided in any other year. If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “separation from service” (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six (6) months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period. Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Executive acknowledges that he has been advised to seek independent advice from the Executive’s tax advisor(s) with respect to the application of Section 409A of the Code to any payments or benefits under this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company does not guarantee the tax treatment of any payments and benefits under this Agreement, including without limitation pursuant to the Code or any other applicable federal, state or local law and any guidance issued thereunder.
33.
Limitation on Benefits. If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control (as defined under Code Section 280G for purposes of this Section 33) or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 33, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then to the extent that the aggregate present value of the potential “parachute payments,” when taking into account all amounts considered “parachute payments” for purposes of Section 280G of the Code, equals or exceeds three hundred percent (300%) of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), the Executive hereby irrevocably and unconditionally relinquishes any and all rights and entitlements that the Executive currently possesses or will possess in connection with such a Change in Control with respect to all amounts that exceed three hundred percent (300%) of the Executive’s base amount (such excess amounts, the “Waived Amounts”). All calculations and determinations under this Section 33 shall be made by an independent accounting firm or independent tax or legal counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 33, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 33. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

34.
Indemnification. The Company will indemnify, defend and hold the Executive harmless with respect to claims arising out of any action taken or not taken, in good faith, in the Executive’s capacity as an officer of the Company, on the same basis as it indemnifies, defends and holds harmless its other officers, and the Company will provide the Executive with directors’ and officers’ liability insurance coverage on the same basis as it provides coverage to its other officers. Nothing herein shall limit any right that the Executive may have in respect of indemnification, advancement or liability insurance coverage under any other Company policy, plan, contract or arrangement, or under applicable law.
35.
Dispute Resolution. Except for any action seeking injunctive relief under this Agreement, which must be brought exclusively in the state or federal courts located in Boca Raton, Florida, the Parties agree that all other actions relating to claims, disputes, and other matters in controversy (“Dispute”) arising directly or indirectly out of or related the Executive’s employment with and/or separation from the Company, and/or this Agreement or the breach thereof, whether contractual or non-contractual, shall be resolved exclusively through mandatory, binding arbitration, unless otherwise provided for under this Agreement. Binding arbitration under this Agreement shall be conducted before a neutral arbitrator selected by both Parties from JAMS in Boca Raton, or another location that may be mutually-agreed upon by the Parties in writing. A request for arbitration must be submitted within ten (10) days of a Dispute. After a request for arbitration is submitted, the Parties will promptly select a date or dates for arbitration. Thereafter, JAMS administration will give to the Parties the names of five arbitrators who are qualified, not conflicted, and can hear the matter on the date(s) selected. Each Party will independently rank each arbitrator from one to five, with one representing the most desirable arbitrator and five representing the least desirable arbitrator and will forward such ranking to JAMS administration confidentially. JAMS will then select the arbitrator with the highest combined rank. Where the dispute proceeds to actual arbitration, the Parties agree: (i) to engage in a one-day arbitration; (ii) to exchange documents in advance of such arbitration; and (iii) to limit each Party to one (1) deposition at the arbitration. For all disputes arbitrated in this manner, the arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a brief written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based. The arbitrator retains the right to adjust the amount of discovery or the related procedures in accordance with JAMS procedures and applicable law. The arbitrator will be empowered to award either Party any remedy at law or equity that the Party would otherwise have been entitled to have the matter been litigated in court including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney’s fees. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law.

36.
Attorney’s Fees; Compelling Arbitration.
(a)
In any action between the Parties arising out of or connected with this Agreement (including arbitration), the prevailing party as determined by the fact finder (the “Prevailing Party”) in such action shall be awarded, in addition to any damages, injunctions, or other relief, its costs and expenses, not limited to taxable costs, and reasonable attorneys’, accountants’ and experts’ fees, and costs, unless otherwise stipulated in this Agreement. The determination to award (or not award) costs, expenses and reasonable, attorneys’, accountants’, and experts’ fees shall be reasonably determined by a fact finder.
(b)
With respect to any claim required to be submitted to arbitration under this Agreement, should any Party institute any legal action or administrative proceeding against the other by any method other than by arbitration in accordance with the terms of this Agreement, then the responding Party shall be entitled to recover from the initiating Party all costs, expenses, and attorney’s fees incurred as a result of such action, including all costs, expenses, and attorney’s fees incurred in connection with a motion or petition to compel arbitration. If as a result of such motion or petition, a court compels arbitration pursuant to this Agreement, then the Party seeking that order shall be entitled to its attorney’s fees and costs incurred in pursuing that order or petition, and the court issuing the order or petition shall have jurisdiction to award such fees and costs immediately following the issuance of that order or petition and before the commencement or completion of the arbitration, without regard to whether the Party that successfully compels arbitration ultimately prevails on the claims to be arbitrated.
37.
Choice of Law; Venue. This Agreement shall be deemed to have been made in Florida. Except for Section 20, which shall be governed by Massachusetts law, this Agreement shall be governed by and construed in accordance with the laws of Florida without giving effect to conflict of law principles. The Executive agrees that subject to the arbitration provision in Section 36 above, any legal action relating to the terms of this Agreement that is not covered by or subject to the arbitration provision of this Agreement, shall be commenced in Palm Beach County, Florida in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Palm Beach County Florida.
38.
Amendment. This Agreement may be amended or modified only by a writing executed by the Executive and the Chair of the Board, acting on behalf of the Board.
39.
Waiver of Breach. The Executive understands that a breach of any provision of this Agreement may only be waived by the Board. Waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed by the other Party as a waiver of any subsequent breach.

40.
Captions. The headings in this Agreement are for reference only and shall not alter or otherwise affect the meaning of this Agreement.
41.
Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, and the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law.
42.
Confidentiality. The Executive agrees that he will not disclose the terms of this Agreement except as may be required to comply with this Agreement, to comply with legal process or as permitted or required under applicable law, or to enforce the obligations established by the Agreement. Either Party may disclose this Agreement as part of an action to enforce the Agreement. Notwithstanding, the Executive understands that he may disclose the terms of this Agreement to his attorneys, accountants, and immediate family members, provided that the Executive ensures any such person(s) to whom any such disclosure is made maintain the disclosed information in confidence. Nothing in this Section is intended to prohibit or restrict any disclosure permitted under applicable law.
43.
Not Construed Against Drafter. The Executive acknowledges and agree that the essential terms and conditions contained in this Agreement were mutually negotiated between the Parties. No ambiguity in this Agreement shall be construed or interpreted against the preparer of this Agreement, as the Parties, both being represented by counsel or having the opportunity to consult with counsel and having had the opportunity to review and understand the terms herein, entered into this Agreement voluntarily and knowingly.
44.
Assignment. This Agreement shall inure to the benefit of the Company and any successor or assign of the Company by reorganization, merger, consolidation or liquidation and any assignee of all or substantially all of the business or assets of the Company. The Company requires the personal services of the Executive hereunder and the Executive may not assign this Agreement or delegate any duties hereunder.
45.
Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.
46.
Non-Disparagement. The Executive will not make any statements, whether verbally or in writing (including in electronic communications) that are professionally or personally disparaging of, or adverse to the interests of, the Company or its officers, executives, directors, employees, or consultants. The Company will instruct its Board of Directors not to make any statement that is professionally or personally disparaging of the Executive.

47.
Notices. Any notices, requests, demands and other communications provided for in this Agreement shall be in writing and shall be effective when delivered (i) by electronic mail and (ii) in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Parties at the following addresses, or as the Parties may designate in writing:

Company:

Bright Mountain Media, Inc. 6400 Congress Avenue

Boca Raton, Florida 33487 Attention; John-Paul Sardi

Executive:

Matthew Drinkwater

15 Garrison Road Apartment 3

Brookline, MA 02445

48.
Execution. This Agreement and any amendments thereto shall be executed in duplicate copies (i) on behalf of the Executive personally and (ii) on behalf of the Company, by the John-Paul Sardi, General Counsel. Each duplicate shall be deemed an original, but both duplicate originals shall together constitute one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement.

Bright Mountain Media, Inc.

By: John-Paul Sardi

Title: General Counsel

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT (I) I WAS PROVIDED WITH AT LEAST TEN BUSINESS DAYS BEFORE THE EFFECTIVE DATE TO REVIEW THIS AGREEMENT AND (II) I HAVE BEEN ADVISED BY THE COMPANY THAT I HAVE THE RIGHT TO CONSULT WITH COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT I HAVE HAD THE OPPORTUNITY TO DO SO.

EXECUTIVE

By: Matthew Drinkwater

EXHIBIT A

To: COMPANY

From: Matthew Drinkwater Date: SUBJECT: Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

□
No inventions or improvements
□
See below:

□
Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

□
None
□
See below:

EXHIBIT B

	Values in blue text are input values
	Values in grey cells contain notes or functions
	Values in black text are calculations

STI MODEL
Position:	CEO
Base	$400,000
Target Bonus %	100%
Target	$400,000
Threshold	50%
Cap	150%
Include Cap	No
nvididual Threshold	0%

		Target	Weight	Achievement	chievement %	Base Payout	Payout
1	Corporate Performance		40%			$160,000
A.	Corporate Adjusted EBITDA*	$4,500,000	20%	$8,000,000	177.78%		$142,222
B.	Rule of 40% Revenue growth + Adjusted EBITDA Margin	40%	20%	50%	125.00%		$100,000

2	Individual Corporate		40%			$160,000
A.	Close sale of Wild Sky Media Assets ex. Mom.com	$2,000,000 $1,000,000	10% 10%	$1,200,000 $1,700,000	60.00%		$24,000
B.	Close sale of Mom.com website				170.00%		$68,000
C.	Execute and finance a meaningful acquisition where "meaningful" is defined below**	$3,000,000	20%	$5,000,000	166.67%		$133,333

3	Individual Personal
A.	Secure 10 new clients using multiple products across the portfolio***	10	20%	8	100%	$80,000	$80,000
B.	***If AI implementation is demonstrated in (3A), e.g. even if just MVP, a kicker will be applied				25%		$20,000
	TOTAL		100%				$567,556
*Corporate Adjusted EBITDA = EBITDA + SBC + one-off unusual expenses
**Target company generates $X million in incremental revenue to BMTM and at least $X million to $XX in incremental EBITDA or will deliver these thresholds in FY25
***Material use of AI to drive cross platform acuisition will result in 25% ($20,000) on Individual Personal

Options
equity components may be modified to include RSUs.

		125,